Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
The subsidiaries below are owned by Forest City Realty Trust, Inc. except where a subsidiary's name is indented, in which case that subsidiary is owned by the next proceeding subsidiary whose name is not so indented. Names of certain subsidiaries have been omitted. These excluded subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.

Name of Subsidiary	State of Incorporation/Organization
Forest City Enterprises, L.P.	Delaware
Forest City Properties, LLC	Ohio
Boulevard Mall SPE, LLC	Delaware
Forest City Commercial Group, LLC	Ohio
Forest City Commercial Holdings, LLC	New York
Forest City Fulton Street Building, LLC	New York
625 Fulton Associates	New York
625 Fulton Associates, LLC	New York
F.C. Member, Inc.	New York
Forest City Master Associates III, LLC	New York
FC Steinway Street Associates II, LLC	New York
Forest City NY Group, LLC	New York
FC 42 Hotel Member LLC	New York
42 Hotel Member LLC	New York
FC Eighth Ave., LLC	Delaware
Forest City Residential Group, LLC	Ohio
WBA Woodlake, L.L.C.	Michigan
Stapleton North Town, LLC	Colorado
Forest City TRS, LLC	Delaware
FC Atlantic Yards, LLC	Delaware
FC Hawaii, Inc.	Hawaii
Forest City Ratner Companies, LLC	New York
Forest City Stapleton Land, LLC	Colorado
Stapleton Land, LLC	Colorado
FC Stapleton II, LLC	Colorado